                                                                     Exhibit 8.1



                       [SCHIFF HARDIN & WAITE LETTERHEAD]

                                       February 18, 1998


Midwest Federal Financial Corp.
1159 Eighth Street
Baraboo, Wisconsin 53913

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of MF Acquisition Corp., a Wisconsin corporation ("Acquisition"), with and into Midwest Federal Financial Corp., a Wisconsin corporation ("Midwest"). Acquisition is a wholly owned subsidiary of AMCORE Financial, Inc., a Nevada corporation ("AMCORE").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Reorganization between AMCORE, Midwest and Acquisition dated November 11, 1997, as subsequently amended on December 22, 1997 and January 27, 1998, and the related Plan of Merger
By and Between Acquisition and Midwest, dated November 11, 1997 (the "Merger Agreement") and the Form S-4 Registration Statement/Proxy Statement, dated February 18, 1998 (the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Midwest and AMCORE.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) the accuracy of (i) the representations made by AMCORE, as set forth in the Officers' Certificate delivered to us by AMCORE as of this date and (ii) the representations made by Midwest, as set forth in the Officers' Certificate delivered to us by Midwest as of this date.

     In connection with the Merger, the stockholders of Midwest will exchange, in the aggregate, all of the shares of Midwest common stock, $ .01 par value per share (the "Common Stock"), for the right to receive, in the aggregate, except for cash paid in lieu of fractional shares or cash paid to dissenting stockholders, solely shares of AMCORE common stock, $0.22 par value per share ("AMCORE Common Stock").

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

            1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

            2. No gain or loss will be recognized by Midwest, AMCORE or Acquisition, as the case may be, as a result of the Merger.

            3. No gain or loss will be recognized by the stockholders of Midwest upon the receipt of AMCORE Common Stock solely in exchange for their Common Stock.

            4. The basis of the AMCORE Common Stock received by a Midwest stockholder will be the same as the basis of Common Stock that was exchanged therefor.

            5. The holding period of the AMCORE Common Stock received by a Midwest stockholder will include the period during which the Common Stock surrendered in exchange therefor was held by a Midwest stockholder provided that the Common Stock surrendered was a capital asset in the hands of the Midwest stockholder on the date of the exchange.

            6. Where a dissenting Midwest stockholder receives solely cash in exchange for his/her Common Stock, such cash will be treated as having been received by that Midwest stockholder as a distribution in redemption of his/her Common Stock subject to the provisions and limitations of Section 302 of the Code.

            7. Any cash received by a holder of Common Stock in lieu of a fractional share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the Midwest stockholder's basis in Common Stock allocable to such fractional share interest.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein. In particular, this opinion does not address all aspects of federal income taxation that may be relevant to Midwest stockholder that is subject to special treatment under the federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, financial institutions, broker-dealers, or holders who acquired Common Stock pursuant to the exercise of employee stock options or otherwise as compensation). The opinion further assumes that the Common Stock will be held as a capital asset by a stockholder of Midwest at the Effective Time of the Merger.

     Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.



                                    SCHIFF HARDIN & WAITE



                                    By: /s/ Lawrence H. Jacobson
                                        Lawrence H. Jacobson